Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS THIRD QUARTER 2011 FINANCIAL

RESULTS AND REPORTS ON NEAR-TERM MILESTONES

SAN DIEGO, CA – November 14, 2011 – Cardium Therapeutics (NYSE Amex: CXM) today presented its financial results for the third quarter ended September 30, 2011. In addition to the announcement of third quarter 2011 financial results, Cardium reported on the Company’s near-term goals and milestones including the following:

(1)	FDA 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market and sell the Company’s Excellagen™ professional-use, sterile, syringe-based wound care product for the management of diabetic foot ulcers, pressure ulcers and other dermal wounds;

(2)

Advancement of the Phase 3 registration ASPIRE clinical trial for Generx® (alferminogene tadenovec/CardioNovo™), designed as a non-surgical, one-time angiogenic treatment option for patients with myocardial ischemia due to advanced coronary artery disease as a new treatment alternative to traditional balloon angioplasty and stents or open heart bypass surgery;

(3)	Expansion of the Company’s development-stage MedPodium health and wellness brand platform through the introduction of two new nutraceutical products: Alena™ (a carbohydrate blocker) and D-Sorb™ (a high-potency bioavailable Vitamin D supplement). In addition, Cardium is developing the MedPodium Nutra-Apps™ product line for distribution in convenience stores targeted to tech-focused millennial consumers (ages 20-35); and

(4)	Consistent with Cardium’s long-term business strategy, the Company continues to identify and review potential new innovative and capital-efficient companies, products, strategic partnerships and commercialization opportunities.

Third Quarter 2011 Financial Highlights

For the third quarter ended September 30, 2011, the Company reported a net loss of $1.6 million, or $0.02 per share, compared to a net loss of $3.4 million, or $0.04 per share for the same period in 2010. For the nine months ended September 30, 2011, the Company reported a net loss of $5.1 million, or $0.06 per share, compared to a net loss for the same nine-month period of $5.2 million, or $0.07 per share for 2010. The third quarter 2011 financial results also include a $157,000 favorable adjustment to results of operations for the non-cash change in fair value of certain common stock warrants recorded as “Change in Fair Value of Derivative Liabilities”, compared to a $1.6 million unfavorable adjustment recorded in the third quarter of 2010.

Research and development costs for the three months ended September 30, 2011 totaled $0.6 million and selling, general and administrative expenses were $1.2 million, compared to $0.7 million and $1.1 million, respectively, for the same period last year. For the nine month period ended September 30, 2011, research and development costs were $1.9 million and selling, general and administrative expenses were $3.6 million, compared to $1.9 million and $3.4 million, respectively, for the same nine-month period of 2010.

As of September 30, 2011, the Company had a total of $2.5 million in cash ($2.3 in cash and $0.2 million in restricted cash), compared to cash of $8.9 million ($7.7 million in cash and $1.2 million in restricted cash) as of September 30, 2010. As of September 30, 2011, 83.1 million shares of Cardium’s common stock were outstanding. In the fourth quarter 2011, the Company supplemented its cash position with net proceeds of $4.3 million from the sale of common stock in at-the-market transactions. The weighted average selling price was $0.46 per share and no warrants were issued in connection with these transactions.

Excellagen™ Formulated Fibrillar Collagen Gel

Following completion of the third quarter of 2011, Cardium received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market and sell its Excellagen™ professional-use, sterile, syringe-based wound care product for the management of diabetic foot ulcers, pressure ulcers and other dermal wounds. Excellagen is a highly-refined fibrillar flowable bovine collagen topical gel (2.6%) intended to support a favorable wound healing environment. Excellagen is intended for use at one- to two-week intervals following surgical debridement (with weekly outer dressing changes) and will initially be supplied in the form of a kit consisting of four sterile, pre-filled, ready to use single-use syringes, each containing 0.5 cc of Excellagen formulated collagen topical gel (2.6%), and four sterile flexible applicators to facilitate topical administration to the wound site over a course of up to four treatments. One Excellagen 0.5 cc syringe is intended to treat wounds up to 5.0 cm2 in size and based on the properties of Excellagen’s highly purified, fibrillar collagen, it requires storage at standard refrigeration temperatures (2°C - 8°C).

The marketing clearance of Excellagen provides the opportunity to perform post-clearance studies to pursue therapeutic claims for the treatment of non-healing diabetic foot and pressure ulcers, as well as other wounds. Cardium’s Excellagen fibrillar collagen topical gel also represents a new product platform that allows for the potential development of a portfolio of advanced wound care and therapeutic products. Cardium’s Gene Activated Matrix (GAM) technology represents one extension of Cardium’s newly FDA-cleared flowable, fibrillar collagen-based matrix for the localized topical delivery of agents that could include anti-infectives, antibiotics, peptides, proteins, small molecules, DNA, stem cells, differentiated cells and conditioned cell media.

The Company is preparing for the commercial launch of Excellagen, which is expected to commence in the first quarter 2012. Cardium is in discussions with potential commercialization partners for the sale of Excellagen in the U.S. and internationally and with potential new collaborative partners for additional product opportunities for the Excellagen formulation. To advance this process, the Company plans to establish a basic distribution platform to introduce Excellagen to the market, promote and support physician adoption, and educate patients about Excellagen. Detailed information about Excellagen, including the product’s directions for use, is available at www.excellagen.com and the investor presentation can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations. An informational video, Excellagen: A New Wound Care Pathway, is available at http://www.youtube.com/watch?v=D2GYCYc_8JE.

Generx® Angiogenic Therapy

Cardium has received clearance from the Russian Ministry of Health and Social Development to commence a Phase 3 registration study (the “Aspire Study”) of Generx® (alferminogene tadenovec/Ad5FGF-4) for the potential treatment of myocardial ischemia due to advanced coronary artery disease, and expects to dose patients at up to six major medical centers in the first quarter 2012. Generx is designed to stimulate and promote the growth of supplemental collateral vessels to enhance myocardial blood flow (perfusion) following a one-time intracoronary administration from a standard cardiac infusion catheter in patients who have insufficient blood flow due to atherosclerotic plaque build-up in the coronary arteries. The Aspire study’s planned primary endpoint is the improvement in reversible perfusion defect size as measured by SPECT imaging. The Russian Ministry of Health has assigned Generx the new therapeutic drug trade name of CardioNovo™ for marketing and sales in the Russian Federation.

The Generx clinical program includes four randomized placebo-controlled studies that enrolled over 650 patients at more than 100 medical centers in the U.S. and Western Europe. With published studies reflecting more than a decade of clinical experience, the ongoing clinical program and protocols have been modified to take advantage of certain key findings related to the Company’s understanding of the mechanism of action of Generx and the most appropriate patient population and clinical endpoint for evaluating its role in treating myocardial ischemia. Considering the clinical dossier as a whole, and in view of what has been learned from the prior studies, the Aspire study is intended to confirm that Generx is highly effective for the treatment of myocardial ischemia, using SPECT imaging of blood flow under conditions of stress – which is the accepted clinical endpoint in the Russian Federation. The Company’s YouTube video “Generx Cardio-Chant” provides an overview at http://www.youtube.com/watch?v=pjUndFhJkjM.

The ASPIRE study is being undertaken in connection with a plan to initially commercialize Generx in the Russian Federation, and to advance forward with applications and submissions seeking approval for marketing and sales in certain other countries of the Commonwealth of Independent States, comprising former republics under the Soviet Union. The Aspire study could also provide additional clinical evidence regarding the safety and effectiveness of Generx that would be useful for optimizing and broadening commercial development pathways in other industrialized countries, such as Brazil, India and the United States.

MedPodium Healthy Lifestyles Platform

During third quarter 2011, Cardium announced the commercial launch of non-prescription Alena™ (Phase 2® Extra-Strength and ChromeMate®), a non-prescription dietary supplement intended to be taken before carbohydrate-rich meals (including junk food snacks and fast food meals) to help reduce the digestion of dietary starches and assist in weight control when used in conjunction with a sensible diet and exercise program*. In addition, the Company announced the addition of a new high-potency bioavailable Vitamin D supplement, D-Sorb™ to the MedPodium healthy lifestyles platform. D-Sorb™ provides 2000 IUs of Vitamin D3 in easy-to-swallow softgels and features SourceOne Global Partners’ unique VESIsorb® lipid-based delivery system, which allows the Vitamin D to become more water soluble, which has been clinically proven to provide increased absorption and bioavailability.* MedPodium products are now available for sale through the web-based boutique at www.medpodium.com.

Cardium has developed a portfolio of products called Nutra-Apps™, which will be targeted to the tech-focused millennial generation. Neo-Energy™, an energy capsule equivalent to one energy beverage shot, and Neo-Carb Bloc™, a capsule to help regulate starch digestion, are the initial products for the line and are expected to be available for sale during fourth quarter 2011 at select convenience stores on the East Coast and in the Southwest.

Cardium plans to continue to identify and launch additional science-based, easy-to-use lifestyle nutraceutical products to broaden its MedPodium healthy lifestyle brand and Nutra-Apps product portfolio. Products selected for the MedPodium portfolio are expected to be substantiated with scientific data supporting an understanding of the mechanism of action, have well-defined manufacturing standardizations, and allow for easy to use formulation and dosage.

Acquisition Plans

Cardium continues to identify and evaluate other companies and businesses, as well as licenses covering product opportunities and technologies to acquire on favorable economic terms consistent with its long-term business strategy. During third quarter 2011, the Company announced plans to acquire substantially all of Transdel Pharmaceuticals’ business assets in connection with a proposed asset purchase with expedited review under Section 363 of the Bankruptcy Code. Transdel’s major creditor had filed a declaration in favor of Cardium’s proposed purchase, but subsequently opposed the sale, potentially to offer a plan of its own, which led to the court denying Transdel’s motion for expedited approval of a sale to Cardium. Cardium is continuing to evaluate its options with respect to the Transdel transaction and other business opportunities, consistent with the Company’s long-term business strategy.

Exchange Listing Compliance

As reported on September 27, 2011, the Company’s modified plan regarding exchange listing compliance was accepted by the NYSE Amex LLC, and the exchange extended the time period for Cardium to reestablish compliance with the exchange’s minimum shareholders’ equity requirement until the end of 2011. As reported above, in the fourth quarter the Company conducted sales under its at-the-market program in support of reestablishing that compliance.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses with the potential to address significant unmet medical needs that have definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current medical opportunities portfolio, which is focused on health sciences and regenerative medicine, includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. The Company’s lead commercial product Excellagen™ topical gel for wound care management, has recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that we can successfully introduce Excellagen into wound care markets for the treatment of diabetic foot ulcers or other dermal wounds; that we can have Excellagen or our other products manufactured in a successful and cost-effective manner; that we can attract suitable commercialization partners for our products or that such partners will successfully commercialize our products; that our exchange listing compliance can be reestablished and maintained; that our product or product candidates will not be unfavorably compared to other competitive products that may be regarded as safer, more effective, easier to use or less expensive; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures or in actual use; that clinical studies and regulatory clearances even if successful will lead to product advancement or partnering; that that FDA or other regulatory clearances or other certifications, or other commercialization efforts will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; that new collaborative partners will be found; that additional product opportunities will be established; or that that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2011 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™,

Excellarate™, Osteorate™, MedPodium™, Appexium™, Linee™, Alena™, Cerex™, and Nutra-Apps™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

(ChromeMate® is a registered trademark of InterHealth Nutraceuticals, Inc.)

(VESIsorb® and Vitamin D-Sorb™ are trademarks of SourceOne Global Partners.)

- Continued - –

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Results of Operations

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$—	$—	$—	$—
Research and development	(578,981)	(738,014)	(1,874,413)	(1,871,175)
Selling, general and administrative	(1,180,199)	(1,083,066)	(3,641,620)	(3,402,561)

Loss from operations	(1,759,180)	(1,821,080)	(5,516,033)	(5,273,736)

Interest income (expense), net	1,269	9,049	5,605	24,585
Change in fair value of derivative liabilities	157,628	(1,636,700)	458,199	70,280

Net loss	$(1,600,283)	$(3,448,731)	$(5,052,229)	$(5,178,871)

Net loss per common share – basic and diluted	$(0.02)	$(0.04)	$(0.06)	$(0.07)

Weighted average common shares outstanding – basic and diluted	83,097,967	77,852,154	83,097,967	71,956,298

*	Please refer to the reconciliation of Non-GAAP measures included in this release.

Selected Condensed Consolidated Balance Sheet Data

	September 30, 2011 (Unaudited)	December 31, 2010
Cash and cash equivalents	$2,258,072	$6,644,054
Restricted cash	200,000	1,425,000
Prepaid expenses and other current assets	237,148	134,044
Property and equipment, net	161,107	234,942
Other long-term assets	1,096,762	1,074,035

Total assets	$3,953,089	$9,512,075

Accounts payable and accrued liabilities	$1,196,249	$1,345,981
Derivative liabilities	114,874	573,073
Long-term liabilities	131,272	164,782

Total liabilities	1,442,395	2,083,836

Stockholder’s equity	2,510,694	7,428,239

Total liabilities and stockholder’s equity	$3,953,089	$9,512,075

Cardium Therapeutics, Inc.

Reconciliation of Non-GAAP Measure

As of September 30, 2011

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net loss	$(1,600,283)	$(3,448,731)	$(5,052,229)	$(5,178,871)
Add (subtract)
Stock based compensation expense	53,155	80,337	134,684	315,129
Change in fair value of derivative liabilities	(157,628)	1,636,700	(458,199)	(70,280)

Non-GAAP net loss	$(1,704,756)	$(1,731,694)	$(5,375,744)	$(4,934,022)

Non-GAAP net loss per common share – basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.07)

Weighted average common shares outstanding – basic and diluted	83,097,967	77,852,154	83,097,967	71,956,298

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), we use a non-GAAP financial measure called non-GAAP earnings or loss per share. We define non-GAAP earnings or loss per share as net income or loss not including the impact of:

•	non-cash items (amortization of deferred financing costs and debt discount, stock-based compensation, and change in fair value of derivative liabilities); and

•	loss from discontinued operations.

It should be noted that basic and diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP basic and diluted earnings per share.

With the adoption of ASC 815 and its very substantial impact on our total liabilities including certain non-cash derivative liabilities and corresponding reported net gains and losses arising from changes in the underlying market value of our common stock, we believe that non-GAAP earnings or loss per share provides meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with our peers. We present this information to investors as an additional tool for evaluating our financial results in a manner that reflects ongoing operations and facilitates comparisons with operating results from prior periods. The presentation of this additional non-GAAP information is intended to provide investors with additional incremental tools for their review of our results and is not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP.